Exhibit 8.1

[Shearman & Sterling LLP Letterhead]

September 10, 2003

Hyperion Solutions Corporation
1344 Crossman Avenue
Sunnyvale, CA 94089

Ladies and Gentlemen:

     We have acted as counsel to Hyperion Solutions Corporation, a Delaware corporation (“Parent”) in connection with the preparation of the Registration Statement on Form S-4 (File No. 333-108036) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 15, 2003 and Amendment No. 1 to such Registration Statement to be filed on the date hereof (the “Registration Statement”), and the related proxy statement/prospectus (the “Proxy Statement/Prospectus”) with respect to Parent Common Stock to be issued to holders of shares of Company Common Stock in connection with the proposed merger of T-Bird Acquisition, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Parent, with and into Brio Software, Inc., a Delaware corporation (the “Company”, and the proposed merger, the “Merger”) pursuant to an Agreement and Plan of Merger and Reorganization dated as of July 23, 2003 among Parent, Merger Sub and the Company (the “Agreement”). Any defined term used and not defined herein has the meaning given to it in the Agreement. Parent and the Company are filing the Registration Statement with the Commission under the Securities Act of 1933, as amended (the “Act”).

     For purposes of the opinion set forth below, we have, with the consent of Parent and the Company, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) and covenants contained in the Agreement and certain other matters. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus.

     Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Proxy Statement/Prospectus under the caption “THE MERGER – Material U. S. Federal Income Tax Consequences” is an accurate summary of the material United States federal income tax consequences of the Merger to holders of shares of Company Common Stock under currently applicable law.

     Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING LLP